UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 1, 2005

Mercer Insurance Group, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	333-104897	23-2934601
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 North Highway 31, Pennington, New Jersey		08534
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (609) 737-0426

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act                 (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act                   (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On October 3, 2005, Mercer Insurance Group, Inc. (the “Company”) consummated its acquisition of Financial Pacific Insurance Group, Inc. (“FPIG”).

On April 29, 2005, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with FPIG Acquisition, Inc., a Delaware corporation wholly-owned by the Company, and FPIG, a Delaware corporation.  Under the terms of the Agreement, the Company acquired FPIG through a merger whereby FPIG Acquisition, Inc. merged with and into FPIG with FPIG as the surviving entity operating under the Certificate of Incorporation and Bylaws of FPIG Acquisition, Inc. (the “Merger”).

As described in the Agreement, (i) each share of FPIG common stock and FPIG preferred stock issued and outstanding immediately prior to the effective time of the Merger was converted into a right to receive $4,982 in cash in accordance with Section 2.5(b) of the Agreement, and (ii) each Right, as defined in Section 1.2 of the Agreement, issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive the product of the number of shares of FPIG common stock that would have been acquired upon the exercise of the Right multiplied by the difference between the cash consideration described in Section 2.5(b) of the Agreement and the exercise price per share of FPIG common stock pursuant to the Right.

The Company previously filed a copy of the Agreement under cover of a Form 8-K on May 3, 2005.  The Agreement is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(b)                                 Pro forma financial information.

To be filed supplementally by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER INSURANCE GROUP, INC.

Dated:	October 4, 2005	By:	/s/ David Merclean
David Merclean
Chief Financial Officer